Exhibit 22



                    BLACK HILLS CORPORATION


                    SUBSIDIARY OF REGISTRANT


                 Wyodak Resources Development Corp.,
                      a Delaware corporation.




        SUBSIDIARIES OF WYODAK RESOURCES DEVELOPMENT CORP.


                 Landrica Development Company,
                  a South Dakota corporation.


                 Western Production Company,
                   a Wyoming corporation.